PCS EDVENTURES ANNOUNCES LAB SALE TO SITE IN PORTUGAL

           Boise, Idaho - May3, 2005 - PCS Edventures (OTCBB: PCSV-News) today announced it has sold and installed a suite of its Learning Labs at the Lajes Elementary School in Lajes, Azores Portugal.

           "We continue to expand our reach in the International market and continue to be excited that our Learning Labs have the same level of appeal in culturally diverse Countries from continent to continent," said Joe Egusquiza PCS International Sales Manager. He also said "my goal is to take International shipments from its current 26% of revenue to 45% next fiscal year and with what we have in the pipeline, that is very possible."

           "We chose the PCS Edventure Lab because of the width and breadth of the curriculum content and the on-line assessment, communication and collaboration capabilities", said Kathleen Gilmour, Director of Gifted & Talented at Lajes. "We had several other choices, but after comparing all the various other suppliers who don't have the level of content of the PCS offering, it really became a simple decision because even with the premium price for the PCS Labs, there was no question in terms of overall long term value." "And the service and support provided by PCS is hands down the best I've ever seen".

About PCS Edventures!

           PCS Edventures! is the recognized leader in design, development and delivery of project based learning labs to the K-14 market worldwide. It has sold and installed more than 2,500 hands-on, Engineering, Robotics & Science labs at public and private schools, pre-schools, Boys & Girls Clubs, YMCAs, and other after-school programs in all 50 states in the U.S., as well as sites in 12 countries Internationally. The Labs are supported by Edventures! OnLine, which is an Internet-based and accessed program available in multiple languages, through its curriculum, communication, assessment capabilities, and online community features. This site can be accessed from the Labs or from the home. Additional information is at www.edventures.com.

Contact Information:

Financial Contact: Christina M. Vaughn 1.800.429.3110 X 101, cvaughn@pcsedu.com

Investor Contact: Anthony A. Maher 1.800.429.3110 X 102, tmaher@pcsedu.com

Web Site: www.edventures.com